UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 30, 2013

MACATAWA BANK CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of Incorporation)	000-25927 (Commission File Number)	38-3391345 (I.R.S. Employer Identification No.)

10753 Macatawa Drive, Holland, Michigan (Address of principal executive offices)	49424 (Zip Code)

(616) 820-1444
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last year)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

______________________________________________________________________________

Item 1.01	Entry into a Material Definitive Agreement.

On December 30, 2013, Macatawa Bank Corporation (the "Company") executed and accepted Voting and Exchange Agreements (the "Agreement") with all of the holders of the Company's Series A Noncumulative Convertible Perpetual Preferred Stock, Liquidation Preference Amount $1,000 per share ("Series A Preferred Stock") and all of the holders of the Company's Series B Noncumulative Convertible Perpetual Preferred Stock, Liquidation Preference Amount $1,000 per share ("Series B Preferred Stock") (collectively, the "Preferred Stock") providing for the cancellation and exchange (the "Exchange") of each share of issued and outstanding Preferred Stock for shares of Company common stock and, at the election of the holder, cash.  The Company completed the Exchange effective December 30, 2013.

Pursuant to the Exchange, the Company canceled and exchanged each share of Preferred Stock for shares of Company common stock, no par value, in an amount equal to $1,000 divided by $5.25 plus, at the election of the holder, an amount of cash equal to $142.00, in the case of Series A Preferred Stock (the "Series A Investment Return Amount"), or $182.00, in the case of Series B Preferred Stock, or a number of shares of Company common stock equal to the Series A Investment Return Amount or the Series B Investment Return Amount, as applicable, divided by $5.25.  31,290 shares of Series A Preferred Stock were issued and outstanding and 2,300 shares of Series B Preferred Stock were issued and outstanding prior to completion of the Exchange.

The shares of Company common stock were issued pursuant to available exemption from registration under Section 3(a)(9) of the Securities Act of 1933, as amended, as securities exchanged by the Company with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.  As soon as reasonably practicable following the completion of the Exchange, the Company intends to use commercially reasonable efforts to file (and cause to become effective) with the Securities and Exchange Commission a registration statement registering the resale of shares of Company common stock issued pursuant to the Exchange.  Holders of Series A Preferred Stock were granted customary demand registration rights with respect to shares of Company common stock issued pursuant to the Exchange.  These registration rights may be exercised only upon the demand of holders of at least a majority of the shares of Company common stock issued pursuant to the Exchange

White Bay Capital LLLP ("White Bay"), a holder of Series A Preferred Stock, is a beneficial owner of greater than five percent of the Company's common stock.  On November 5, 2008, the Company entered into a Board Representation Agreement with White Bay in connection with its purchase of Series A Preferred Stock.  Under the Board Representation Agreement, the Company agreed to take all necessary action to cause one person designated by White Bay to be elected to the Company's Board of Directors for so long as White Bay continues to own shares of preferred and common stock that represent at least 3.0% of the outstanding voting shares of capital stock of the Company. Mark J. Bugge is the director designated by White Bay.  Douglas B. Padnos, a holder of Series A Preferred Stock, is a director of the Company.

The Exchange had no impact on Company net income and increased the Company’s common book value per share.  However, the Exchange transaction had a one-time negative impact on earnings per common share, which will be discussed in more detail in the Company’s quarterly earnings release to be distributed in late January, 2014.

A form of the Agreement with holders of Series A Preferred Stock is filed with this report as Exhibit 10.1 and incorporated here by reference.  A form of the Agreement with holders of Series B Preferred Stock is filed with this report as Exhibit 10.2 and incorporated here by reference.

Item 3.02                      Unregistered Sales of Equity Securities.

The information under Item 1.01 of this report is here incorporated by reference.

Item 8.01                      Other Events

On January 6, 2014, the Company issued the press release filed with this report as Exhibit 99.1 announcing completion of the Exchange.  The press release is incorporated here by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

10.1	Form of Voting and Exchange Agreement with holders of Series A Preferred Stock.
10.2	Form of Voting and Exchange Agreement with holders of Series B Preferred Stock.
99.1           Press Release dated January 6, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 6, 2014	MACATAWA BANK CORPORATION

By
Jon W. Swets Chief Financial Officer